Exhibit 99.1

30775 Bainbridge Road, Suite 280
Solon, OH 44139 U.S.A.
Tel: (440) 248-4200
Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE

BPI Energy Provides Operational Update
Gas Sale Volumes Increase Sharply
Cleveland, OH—August 8, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced preliminary operating data for the fiscal fourth quarter and full year ended July 31, 2006. The company reported that gas volumes are ramping up at BPI’s Southern Illinois Basin Project and progress continues with its newest development front at the 353,000-acre Northern Illinois Basin Project.
Quarterly Financial and Operating Data

	Three Months Ended
	7/31/2006	4/30/2006	7/31/2005
Gas Sales (Mcf)	55,892	44,043	12,184
Average Selling Price ($/Mcf)	$5.99	$7.33	$5.30

	At 7/31/2006	At 4/30/2006	At 7/31/2005
Wells Drilled	110	99	50
Wells in Production[1]	86	77	37
Cash Balance (in millions)	$19.2	$24.8	$7.3
Acreage in Production	< 2%	< 2%	< 2%
Total Acreage	500,000	418,435	418,435

[1]	All producing wells are located at BPI Energy’s Southern Illinois Basin Project.
Operations
For the three months ended July 31, 2006, gas sales volume totaled 55,892 Mcf versus 12,184 Mcf in the comparable prior-year quarter—an increase of 359 percent. On a sequential basis, the volume of gas sales increased 27 percent from the previous fiscal quarter, which ended April 30, 2006.

BPI Energy President and CEO James G. Azlein stated, “We are very pleased to see the continuation of steep volume inclines from the producing wells at our Southern Illinois Basin Project. It is important to note that many of these wells were initially single-seam completions, which have been fractured in additional seams over the last year. The new seams have been dewatering now for a few months, supplementing the increasing gas volumes flowing from the originally completed seams.”
Fiscal 2006 vs. 2005 Operating Data

	12 Months Ended
	7/31/2006	7/31/2005
Gas Sales (Mcf)	157,500	21,819
Average Selling Price ($/Mcf)	$8.34	$6.59
Northern Illinois Basin Project
The company stated that all of the 10 initial pilot wells at this project have been fracture-stimulated in multiple seams and all are currently either in the initial stages of dewatering or being tied into the water gathering system.
Senior Vice President of Operations James E. Craddock added, “Each of the wells was completed in five seams. Although it is too early to make definitive conclusions, upon initial flowback following the hydraulic fracturing of the first few pilot wells, methane gas was detected, a promising indicator of the gas content and saturation levels of the completed coals.”
Two test wells are planned to investigate additional acreage in the North Illinois Basin Project during the current quarter.
Southern Illinois Basin Project
Wells continue to increase gas production and sales volumes. As a result of the settlement with Colt, BPI retained all of its producing wells and now owns 100 percent of the coalbed methane estate at this project. Many of the wells initially drilled as single-seam completions, which provided data regarding individual coal seams, have been fracture stimulated in additional seams to supplement production now that unique, targeted seam intelligence has been gathered.
Western Illinois Basin Project
Three test wells are planned for this project with the first of those wells already permitted and scheduled to be drilled this summer.
Outlook
For fiscal year 2007, the company’s development program calls for drilling between 58 and 123 wells, including five additional test wells. Planned capital expenditures range from $12 million to $30 million.
“The actual pace of new wells drilled this year will be predicated upon data collected primarily from the initial 10 pilot wells at the Northern Illinois Basin Project, supplemented by additional data from the planned test wells,” Craddock continued. “If expectations are borne out, we will continue to concentrate our drilling activity in areas where we can move ever-larger portions of our acreage position to commercial development and prove up additional reserves.
“We are also looking forward to having our reserve report updated as of July 31, 2006, at which time, we believe that the majority of the 10,000 acres at our Southern Illinois Basin Project will be considered to be proved up,” he concluded.
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operating plan through July 31, 2007, (b) our inability to retain our acreage rights at our projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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